Suite 900 - 510 Burrard Street, Vancouver, British Columbia Canada V6C 3A8 Tel: (604) 687-6600 Toll Free: 1-888-411-GOLD Fax: (604) 687-3932 Email: info@aurizon.com Web Site: www.aurizon.com
Shares Listed: Toronto Stock Exchange - Ticker Symbol – ARZ American Stock Exchange – Ticker Symbol – AZK U.S. Registration: (File #0-22672) Form 20-F News Release Issue No. 20 - 2005

SEPTEMBER 8, 2005
FOR IMMEDIATE RELEASE

AURIZON’S CASA BERARDI PROJECT EXTENDS MINERALIZATION TO THE EAST

Aurizon has completed the definition drilling of Zone 115, from recently established drill bays on the 550 metre level exploration track drift.  Some of the better gold grades include 15.6 grams/tonne over 26.9 metres and 14.1 grams/tonne over 13.5 metres.  The Zone is located 25 metres east of Zone 113 and is now known to extend along a strike length of 100 metres.  Zone 115 remains open to the east and is located less than 250 metres from proposed shaft location at the 550 metre level, where underground development is currently in progress.

Zone 115 is a narrow, flat lying quartz vein, which was discovered during the 2002 surface exploration drill campaign.  The Zone is similar in geometry to other flat lying zones such as Inter Zone and Zone 109.  It is folded and dips at a shallow angle away from the Casa Berardi fault towards the south.  Twenty drill holes have been drilled this year into the Zone, the best results of which are reported below.  The eight holes not reported returned low values because they did not intersect the vein system.  A mineral resource estimate for Zone 115 will be completed in the fourth quarter of 2005.

Zone 115
Hole ID	Gold grams/tonne (assays uncut)	Length (metres along the hole)

U227	20.9	5.5
U295	15.6	26.9
U435	25.0	5.9
U437	9.5	4.3
U481	11.0	1.3
U484	14.1	13.5
U485	19.6	6.3
U486	8.4	2.9
U489	5.5	2.4
U492	6.2	4.5
U493	6.9	1.8
U494	9.0	2.1

Aurizon’s underground definition drill program is continuing east, towards the area of Zones 118-120 to increase the confidence level of mineral resources previously identified from surface drilling.  Two rigs are actively drilling Zone 118.  A third underground drill is exploring the easterly dip extension of the high-grade core of Zone 113 at depth.  The definition drill program has already succeeded in confirming the continuity of the first two targets, Zone 109 and the upper extension of Zone 113.  Mineral resource estimates of these two zones are currently underway.

September 8, 2005
Aurizon’s Casa Berardi Project Extends Mineralization to the East

New Gold Zone Delineated by Exploration Drilling

As reported earlier this year, an alteration zone containing a new quartz vein system, similar in nature and width to that found at the West Mine, was discovered 1.9 kilometres west of the West Mine.  Twelve surface exploration holes (four fans of three holes each), drilled at 200 metre spacing, have delineated a significant alteration zone which covers 600 metres along the Casa Berardi Fault.  A large quartz vein system containing low grade mineralization is present.  Compilation work is underway to review the economic potential of this area and surface exploration work will continue to review potential economic gold zones throughout the large 50 square mile (37 km long) Casa Berardi property.

Quality Control

Core assays are performed on split or core sawed in half, with standard fire assay procedures and gravimetric finition and or atomic absorption finish. Certified reference material is inserted in the sample sequence for quality control.  Assay checking on the pulp and reject samples are carried out systematically.  Primary assaying is performed by SGS Geochemical Laboratories of Rouyn-Noranda and check assays are carried out by Chimitec of Val D’Or.

The underground drill hole planning, implementation and the quality control program is supervised by Jeannot Boutin, P.Eng., Principal Engineer, Mining Geology, while the surface quality control program is supervised by Martin Demers, geo. Principal Exploration Geologist. Both are appropriately qualified persons as defined by National Instrument 43-101.

Denver Gold Forum 2005

David P. Hall, President and Chief Executive Officer of Aurizon Mines Ltd., will be speaking on Monday, September 26, 2005 at 1:35 p.m. (Mountain Standard Time), at the Denver Gold Forum.  The presentation will be available by live audio webcast at www.denvergold.org, (click on the DGF webcast button).

Additional Information

A sketch indicating the area covered by the current underground drilling program described herein is attached to this news release.  If you are unable to view this information, please download this news release from Aurizon’s website at http://www.aurizon.com or contact the Company at the numbers listed below.  All other information previously released on the Casa Berardi project is also available on the Aurizon website.

Aurizon is a Canadian-based gold development company, with activities in the Abitibi region of northwestern Quebec, one of the world’s most prolific gold and base metal regions.  Pre-production construction is currently underway and production at the Casa Berardi Project is anticipated to commence in late 2006.  Casa Berardi is accessible by road, has mining permits in place, excellent surface and underground infrastructure and is on the Hydro Quebec power grid.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”, including, but not limited to, statements regarding the Company’s expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates.  Forward-looking statements express, as at the date of this report, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results.  Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Annual Report on Form 20-F filed as an alternative form of AIF with the Securities Commissions of the provinces of British Columbia, Ontario and Quebec, with the United States Securities and Exchange Commission, and with the Toronto Stock Exchange.

Cautionary Note to US Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as "mineral resources" and that the SEC guidelines strictly prohibit us from including in our Form 20-F, File No. 0-22672 available from us at Suite 900, 510 Burrard Street, Vancouver, B.C. Canada V6C 3A8. You can also obtain this form from the SEC by calling in 1-800-SEC-0330 or visit Aurizon's page on SEDAR, where all of the Company's public documents are filed, including the Form 20-F (reference Annual Information Form).

Cautionary Note to U.S. Investors concerning estimates of Mineral Resources - This news release uses the terms "mineral" resources. We advise U.S. Investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

10400E
10800E
11200E
11600E
12000E
12400E
12800E
WEST
PRINCIPAL
FUTURE HEADFRAME LOCATION
CROWN PILLAR
280m level track drift
115
113
118
-400m
-800m
Legend
Probable Reserves
Indicated Resources
Inferred Resources
Past Production
Existing Infrastructure
Proposed Development 2005
Proposed Development Feasibility Study
0
200m

Reference: NR Issue No. 20-2005

AURIZON MINES LTD.
CASA BERARDI PROJECT
QUEBEC

Vertical Longitudinal Section
Principal and West Mine Area